FOR IMMEDIATE RELEASE

For more information contact:

Richard L. Bergmark, 713-328-2101

Fax: 713-328-2151

CORE LAB POSTS Q4 2006 EPS of $0.98;

YEAR-OVER-YEAR QUARTERLY EPS UP 78%;

SEQUENTIAL QUARTERLY EPS UP 18%;

COMPANY RAISES Q1 AND FULL-YEAR 2007 GUIDANCE

AMSTERDAM (14 February 2007) - Core Laboratories N.V. (NYSE: "CLB") reported earnings of $0.98 per diluted share for the fourth quarter of 2006, an 18% sequential quarterly increase over third quarter 2006 earnings per diluted share (EPS) and an increase of 78% over year-earlier quarterly results. The 18% sequential increase in quarterly EPS is one of the highest posted to date in the oilfield services universe. Net income from continuing operations increased to $25,173,000, a 64% increase over comparable year-earlier results. Both EPS and net income figures for the quarter were the highest recorded in the history of Core. Free cash flow, defined as cash from operating activities minus capital expenditures, reached an all-time quarterly high of $32,159,000, up 77% from year-earlier totals. For ease of comparison, fourth quarter and full-year 2005 operational results exclude costs associated with Company debt prepayments and expenses related to pre-FAS 123R guidelines regarding equity-based compensation expenses.

Revenue for the quarter increased 19% to $152,811,000 from $128,947,000 reported for the fourth quarter of 2005, while quarterly operating income increased 50% year-over-year to $36,762,000. The Company also established record quarterly operating margins of 24%, up over 500 basis points from operational results for the year-earlier quarter, and up over 80 basis points from third quarter 2006 levels. Year-over-year quarterly incremental operating margins were 51%, marking the third consecutive quarter that year-over-year incremental operating margins exceeded 50%. Quarterly sequential incremental operating margins were 41%. The Company continues to benefit from the increased market acceptance and international market penetration by recently introduced reservoir optimization technologies, services, and products.

For 2006, Core Laboratories posted all-time high annual revenues after reporting record revenues for every one of the year's four quarters. Core's revenue increased 19% to $575,689,000, while operating profit reached $123,557,000, an annual increase of 63%. Annual operating margins also set an all-time record of 21%, up over 500 basis points from year-earlier levels. Net income from continuing operations for the year increased 69% to $82,662,000, while EPS reached a new all-time high of $3.07, up 76% from $1.74 posted from operations in 2005. Annual free cash flow reached a record $95,890,000, up 55% from 2005 totals.

The continuing multi-year international expansion of Core's worldwide operations is providing increased opportunities for clients to apply the Company's reservoir-optimizing technologies and services. Over 70% of Core Lab revenue is sourced outside of the United States, and most is related to the development and exploitation of major, giant, and supergiant oilfields. Many of these fields are in the Middle East, where Core is expanding its operations in Qatar, the United Arab Emirates, Saudi Arabia, Kuwait, and Oman, among other countries in the region. National, major, and large independent oil companies in the Middle East region are optimizing hydrocarbon flow by utilizing Core's reservoir fluid characterization services, including studies into the use of miscible gas field-flooding technology. Core's High Efficiency Reservoir Optimization (HEROTM) perforating systems, SpectraFloodTM tracer services, and regional reservoir-rock catalogs also are being used by Middle East operators to maintain and boost crude oil and natural gas production. Because declining Middle East fields are not exempt from the laws of physics and prudent petroleum engineering practices, the region presents significant opportunities for Core's technological expertise and future growth.

Segment Highlights

Core Laboratories reports results under three segments: Reservoir Description, Production Enhancement, and Reservoir Management.

Reservoir Description

Reservoir Description operations posted record quarterly revenue of $82,632,000, up 14% from fourth quarter totals in 2005, while operating profit increased year-over-year by 33% to $16,951,000. Operating margins expanded by approximately 300 basis points to 21% from year-earlier fourth quarter totals. Year-over-year incremental operating margins reached 42%. The continued revenue growth and margin expansion were driven by the initiation and continuation of internationally based crude oil-related projects, many of which were in the Middle East region.

In Qatar, Core initiated a project in the North Field, a supergiant gas field for which Core established a laboratory near Doha and placed four mobile labs strategically around the field. The project involves characterization of the field's reservoir fluids relating to liquefied natural gas (LNG) processes and additional development and exploitation of the North Field.

Also in Qatar, Core is planning to establish a presence in the rapidly developing Qatar Science and Technology Park (QSTP). The QSTP is being developed as a scientific center for the development of cutting-edge technology for reservoir optimization. Many of the technologically sophisticated oil companies operating in Qatar and the Middle East region also are considering a presence within the QSTP. Core believes its presence in the QSTP will enable the Company to further capitalize on its understanding of Middle East petroleum systems and the development of related technology and services.

In the United Arab Emirates, Core continues to apply its industry-leading miscible gas-flood technologies. Miscible gas floods can utilize various combinations of light or heavy hydrocarbon gases, nitrogen, and carbon dioxide to sweep additional oil from some of the world's largest and most complex fields. Core engineers in Abu Dhabi are working to determine the optimal combination of miscible gases that will produce the highest yield of incremental crude oil during the field flood.

In Saudi Arabia, Core has recently received thousands of feet of cores representing reservoirs from several fields targeted for increased production. During January, the Company held an open house for Saudi Aramco engineers and geologists to review Core Lab's technical capabilities and to commemorate the expansion of Core's Dammam operations. Further expansion is planned throughout 2007 to meet the increase in demand for Core's reservoir-optimizing technologies and services.

Production Enhancement

Production Enhancement operations reached all-time quarterly highs for revenue, operating income, and operating margins during the fourth quarter of 2006. Year-over-year quarterly revenue increased 25% to $60,230,000; operating income increased 90% to $18,060,000; and operating margins increased by over 1,000 basis points to 30%. Year-over-year quarterly incremental margins increased to 71% from 59% a quarter ago, reflecting the expanding market acceptance of Core's recently introduced and higher-margin technologies, services, and products.

In Oman, demand for Core's patented fracture stimulation diagnostic technology is at an all-time high. SpectraScanTM and SpectraStimTM services are utilized to determine the effectiveness and efficiencies of multi-zoned reservoir fracture stimulation programs. These patented technologies indicate zones that may not have been hydraulically fractured or have been understimulated and are yielding less than optimal hydrocarbon flow. Core's fracture diagnostics were used on five complex multi-zoned wells that were fracture stimulated. Some wells required as many as 18 fracture stages to achieve optimal hydrocarbon flow. Statistically, Core has determined that only one in three multi-zoned reservoir stimulation programs performs as planned. There is growing client recognition that fracture diagnostic technology is a necessity for optimizing hydrocarbon production.

In Iraq, Core Lab's proprietary perforating charges were used in the Company's patented ShogunTM perforating gun systems to successfully recomplete an oil-producing zone for a field in the south of the country. Over 20,000 charges were used in the design of the recompletion. Core's engineers have identified hundreds of hard rock formations, such as carbonate reservoirs in the Middle East, where the Company's proprietary and patented technology will be effective in optimizing completions and recompletions in oil-producing zones.

Reservoir Management

Reservoir Management operations posted revenue of $9,949,000 and operating income of $1,723,000 for the fourth quarter of 2006. Revenue increased 21%, while operating income increased 36% from year-earlier fourth quarter totals. Core's geological, petrophysical, and engineering teams continued to develop regional North American and international reservoir studies, utilizing data from thousands of feet of cored intervals. Two of the North American studies, Reservoir Characteristics and Production Properties of Gas Shales and Geophysical, Petrophysical and Geomechanical Properties of Tight Gas Sand Reservoirs, have generated more industry support and participation than any other study in Company history.

In Kuwait, geologists, sedimentologists, petrologists, and petrophysicists from Core's Reservoir Management operations have been commissioned to develop a country-wide petrophysical rock catalog for the Kuwait Oil Company (KOC). KOC is a very technologically sophisticated client who plans to use the rock catalog to:

*	improve pay-zone recognition

*	improve the accuracy of reserve estimates

*	identify underperforming reservoirs

*	identify reservoirs for enhanced recovery

*	examine deep natural gas potential

The catalog will be constructed using cores and cuttings samples from all producing fields and zones in Kuwait, including the supergiant Burgan oilfield. Cores from other giant oilfields in Kuwait, including Minagish, Raudhatain, and Sabriya, will be characterized in the catalog that should enable KOC to boost oil production from its existing fields. The forward-looking management of KOC is also having Core scientists characterize deep reservoir sequences for natural gas potential. Permian-aged rock sequences, approximately 250 million years old and known as the Khuff formation, may have abundant potential to produce natural gas.

Senior Exchangeable Note Transaction

During the fourth quarter of 2006, the Company issued $300 million of senior exchangeable notes and entered into related call spread derivatives. The notes are due in 2011 and have an annual interest rate of 0.25%. Some of the proceeds from the notes were used to repay all outstanding amounts under Core's revolving credit facility. The repayment of the higher interest rate debt will reduce annual interest expense by approximately $6,000,000.

The remaining proceeds were used for general corporate purposes and to repurchase additional shares of the Company's common stock. The combination of the interest expense reduction and share repurchases were immediately accretive to Core's 2006 and future projected earnings and should continue to be accretive up to a Core Lab share price of approximately $250.

Stock Repurchase Program - Free Cash Flow

Core continued its Share Repurchase Program during the fourth quarter of 2006. The Company used its free cash flow and some of the proceeds from the senior exchangeable note transaction to repurchase 1,925,269 shares at an average price of $75.30. The repurchases in the quarter totaled approximately $145,000,000 and represented the highest dollar amount ever spent for repurchases by the Company in a quarter.

Since the inception of the Share Repurchase Program in October 2002, Core has repurchased approximately 13,000,000 shares in open market transactions at an approximate average share price of $30.46. Core has invested approximately $400,000,000 in its Share Repurchase Program and has bought back more than 35% of its diluted weighted average shares outstanding. As of 31 December 2006, the Company had authorization to repurchase an additional 159,000 shares, and did so in the first quarter of 2007. Core will seek authorization at the Annual Shareholders' Meeting in early 2007 to continue to repurchase up to 10% of its then-outstanding shares.

The Company generated over $32,000,000 in free cash flow during the fourth quarter and almost $96,000,000 in free cash for all of 2006. Free cash flow per share was about $3.57, producing a free cash flow yield of approximately 4.5% at year end.

First Quarter and Full-Year 2007 Earnings Guidance

The Company continues to be encouraged by the acceptance of, and increased market penetration by, recently introduced technology, services, and products. Therefore, Core will raise its prior earnings guidance for the first quarter and for the full year of 2007.

As has been the case for Core for 10 of the last 11 years, the Company expects normal seasonal effects to produce relatively flat sequential quarterly revenue and quarterly earnings transitioning from the fourth calendar quarter of 2006 to the first calendar quarter of 2007. Therefore, for the first quarter of 2007 Core expects revenues of approximately $150,000,000 to $155,000,000 and earnings per diluted share between $0.95 and $1.00, an increase of approximately 68% over first quarter 2006 earnings per share.

For the full-year 2007, the Company anticipates revenues in the $650,000,000 to $670,000,000 range, up approximately 15% over 2006 levels. Core expects 2007 earnings per diluted share to range from $4.10 to $4.30, an increase of approximately 34% to 40% from full-year 2006 earnings. The full-year 2007 EPS guidance assumes incremental operating margins of approximately 35%, which are higher than historical quarterly levels in the 25% to 30% range, but lower than the most recent quarterly levels of 50% or above. Capital expenditures for 2007 are expected to range between $20,000,000 and $22,000,000, which will be slightly greater than expected depreciation and amortization for 2007. These capital expenditures are targeted for the continued expansion of international facilities, especially those in the Middle East and Asia-Pacific regions. Free cash flow for 2007 is expected to be in the $100,000,000 to $105,000,000 range.

Previous first quarter 2007 earnings guidance was approximately $0.90 per diluted share, and previous full-year 2007 earnings guidance was $3.95 to $4.16 per diluted share.

The Company has scheduled a conference call to discuss this quarter's earnings announcement. The call will begin at 7:30 a.m. CST on Thursday, 15 February 2007. To listen to the call, please go to Core's website at www.corelab.com.

Core Laboratories N.V. (www.corelab.com) is a leading provider of proprietary and patented reservoir description, production enhancement, and reservoir management services used to optimize petroleum reservoir performance. The Company has over 70 offices in more than 50 countries and is located in every major oil-producing province in the world.

The Company's outlook is subject to various important cautionary factors, including risks and uncertainties related to the oil and natural gas industry, business conditions, international markets, international political climates and other factors as more fully described in the Company's 2005 Form 10-K filed on 23 February 2006, and in other securities filings. This release includes forward-looking statements regarding the future revenues, profitability, business strategies and developments of the Company made in reliance upon the safe harbor provisions of Federal securities law. These important factors could cause the Company's actual results to differ materially from those described in these forward-looking statements. Such statements are based on current expectations of the Company's performance and are subject to a variety of factors, some of which are not under the control of the Company. Because the information herein is based solely on data currently available, and because it is subject to change as a result of changes in conditions over which the Company has no control or influence, such forward-looking statements should not be viewed as assurance regarding the Company's future performance.

CORE LABORATORIES N.V. & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(amounts in thousands, except share and per share data)

(UNAUDITED)

	Three Months Ended		Twelve Months Ended
	31 December 2006	31 December 2005	31 December 2006	31 December 2005

REVENUES	$ 152,811	$ 128,947	$ 575,689	$ 483,467

OPERATING EXPENSES:
Costs of services and sales	106,234	94,775	407,099	368,123
General and administrative expenses	7,624	11,666	33,082	37,846
Depreciation and amortization	4,546	4,036	17,275	16,376
Other expense (income), net	(2,355)	1,869	(5,324)	191

INCOME FROM CONTINUING OPERATIONS BEFORE INTEREST EXPENSE AND	36,762	16,601	123,557	60,931
INCOME TAX EXPENSE
Debt prepayment charge	-	6,012	-	6,012
Interest expense	1,020	2,243	5,805	8,277

INCOME BEFORE INCOME TAX EXPENSE	35,742	8,346	117,752	46,642
Income tax expense	10,569	3,091	35,090	14,925
INCOME FROM CONTINUING OPERATIONS	25,173	5,255	82,662	31,717

LOSS FROM DISCONTINUED OPERATIONS	-	(506)	-	(506)
NET INCOME	$ 25,173	$ 4,749	$ 82,662	$ 31,211

Diluted Earnings (Loss) Per Share:
Income from Continuing Operations:	$ 0.98	$ 0.19	$ 3.07	$ 1.13
Loss from Discontinued Operations	-	(0.02)	-	(0.02)
Net Income	$ 0.98	$ 0.17	$ 3.07	$ 1.11

WEIGHTED AVERAGE DILUTED COMMON
SHARES OUTSTANDING	25,653	28,044	26,888	28,008

SEGMENT INFORMATION:

Revenues:
Reservoir Description	$ 82,632	$ 72,672	$ 315,068	$ 280,979
Production Enhancement	60,230	48,085	223,056	175,894
Reservoir Management	9,949	8,190	37,565	26,594
Total	$ 152,811	$ 128,947	$ 575,689	$ 483,467

Income (Loss) Before Interest and Taxes:
Reservoir Description	$ 16,951	$ 12,735	$ 58,049	$ 37,341
Production Enhancement	18,060	9,484	57,494	30,413
Reservoir Management	1,723	1,271	8,381	4,035
Subtotal	36,734	23,490	123,924	71,789
Corporate and other	28	(6,889)	(367)	(10,858)
Total	$ 36,762	$ 16,601	$ 123,557	$ 60,931

CORE LABORATORIES N.V. & SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(amounts in thousands)

ASSETS:	31 December 2006	31 December 2005
	(Unaudited)
Cash and Cash Equivalents	$ 54,223	$ 13,743
Accounts Receivable, net	112,055	99,129
Inventories, net	30,199	29,104
Other Current Assets	29,075	11,269
Total Current Assets	225,552	153,245

Property, Plant and Equipment, net	87,734	81,342
Intangibles, Goodwill and Other Long Term Assets, net	187,929	160,014
Total Assets	$ 501,215	$ 394,601

LIABILITIES AND SHAREHOLDERS' EQUITY:

Accounts Payable	$ 37,460	$ 32,557
Other Current Liabilities	51,460	36,999
Total Current Liabilities	88,920	69,556

Long-Term Debt and Lease Obligations	300,002	86,104
Other Long-Term Liabilities	40,457	24,684
Shareholders' Equity	71,836	214,257
Total Liabilities and Shareholders' Equity	$ 501,215	$ 394,601

CORE LABORATORIES N.V. & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW

(amounts in thousands)

(Unaudited)

Twelve Months Ended
31 December 2006

CASH FLOWS FROM OPERATING ACTIVITIES	$ 120,305

CASH FLOWS FROM INVESTING ACTIVITIES	(23,595)

CASH FLOWS FROM FINANCING ACTIVITIES	(56,230)

NET CHANGE IN CASH AND CASH EQUIVALENTS	40,480
CASH AND CASH EQUIVALENTS, beginning of period	13,743
CASH AND CASH EQUIVALENTS, end of period	$ 54,223

Non-GAAP Information

Management believes that the exclusion of certain expenses and credits enables it to evaluate more effectively the Company's operations period-over-period and to identify operating trends that could otherwise be masked by the excluded items.  For this reason, we used certain non-GAAP measures that exclude these non-recurring items; we felt that presentation provides the public a clearer comparison with the numbers reported in prior periods.

Reconciliation of Operating Income

(Unaudited)

(amounts in thousands)	Three Months Ended		Twelve Months Ended
	31 December 2006	31 December 2005	31 December 2006	31 December 2005
Operating Income	$ 36,762	$ 16,601	$ 123,557	$ 60,931
Equity Based Stock Compensation Plans - 2005	-	7,926	-	14,821
Operating Income Before Impact of EBSCP	$ 36,762	$ 24,527	$ 123,557	$ 75,752

Net Income from continuing operations

(Unaudited)

(amounts in thousands)	Three Months Ended		Twelve Months Ended
	31 December 2006	31 December 2005	31 December 2006	31 December 2005
Net Income from Continuing Operations	$ 25,173	$ 5,255	$ 82,662	$ 31,717
Debt Prepayment Charge (net of tax)	-	4,088	-	4,088
Equity Based Stock Compensation Plans (net of tax) - 2005	-	5,477	-	10,781
Change in Tax Rate	-	512	-	2,211
Net Income Before Impact of EBSCP and Debt Prepayment Charge	$ 25,173	$ 15,332	$ 82,662	$ 48,797

Reconciliation of Diluted Earnings per Share

(Unaudited)

(amounts in thousands)	Three Months Ended		Twelve Months Ended
	31 December 2006	31 December 2005	31 December 2006	31 December 2005
Net Income from Continuing Operations	$ 0.98	$ 0.19	$ 3.07	$ 1.13
Debt Prepayment Charge	-	0.15	-	0.15
Equity Based Stock Compensation Plans - 2005	-	0.19	-	0.38
Change in Tax Rate	-	0.02	-	0.08
Net Income from Continuing Operations Before Impact of EBSCP and Debt Prepayment Charge	$ 0.98	$ 0.55	$ 3.07	$ 1.74

Free Cash Flow and Free Cash Flow Per Share

Core uses the non-GAAP measure of free cash flow and free cash flow per share to evaluate its cash flows and results of operations. Free cash flow and free cash flow per share are important measurements because they represent the cash from operations, in excess of capital expenditures, available to operate the business and fund non-discretionary obligations. Free cash flow and free cash flow per share are not a measure of operating performance under GAAP, and should not be considered in isolation nor construed as an alternative to operating income, net income (loss), earnings per share, or cash flows from operating, investing, or financing activities, each as determined in accordance with GAAP. You should also not consider free cash flow or free cash flow per share as a measure of liquidity. Moreover, since free cash flow and free cash flow per share are not measures determined in accordance with GAAP and thus are susceptible to varying interpretations and calculations, free cash flow and free cash flow per share as presented may not be comparable to similarly titled measures presented by other companies.

Computation of Free Cash Flow and Free Cash Flow Per Share

(amounts in thousands, except per share data)

(Unaudited)

	Three Months	Three Months	Twelve Months	Twelve Months
	Ended	Ended	Ended	Ended
	31 December 2006	31 December 2005	31 December 2006	31 December 2005

Net cash provided by operating activities	$ 40,227	$ 18,995	$ 120,305	$ 74,778
Add: debt prepayment charge	-	6,012	-	6,012
Less: capital expenditures	(8,068)	(6,804)	(24,415)	(19,095)
Free cash flow	$ 32,159	$ 18,203	$ 95,890	$ 61,695

Weighted average shares used in computing diluted earnings per share	25,653	28,044	26,888	28,008

Diluted earnings per share from continuing operations	$ 0.98	$ 0.19	$ 3.07	$ 1.13
Free cash flow per share	$ 1.25	$ 0.65	$ 3.57	$ 2.20

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